Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-62416, 333-125179, and 333-150940) of Atlantic Tele-Network, Inc. of our report dated May 7, 2010 relating to the financial statements of Alltel Divested Markets, which appears in this Current Report on Form 8-K/A of Atlantic Tele-Network, Inc. dated May 7, 2010.

/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
May 7, 2010